Filed Pursuant to Rule 424(b)(3)

Registration No. 333-270934

PRICING SUPPLEMENT NO. 13

Dated August 12, 2024 to

PROSPECTUS SUPPLEMENT

Dated March 29, 2023 and

PROSPECTUS

Dated March 29, 2023

CATERPILLAR FINANCIAL SERVICES CORPORATION

MEDIUM-TERM NOTES, SERIES K, FLOATING RATE NOTES DUE 2026

Subject	Final Pricing Details
Issuer:	Caterpillar Financial Services Corporation
Title of Securities:	Medium-Term Notes, Series K, Floating Rate Notes Due 2026
Form of Security:	Global Note
Format:	SEC Registered-Registration Statement Number 333-270934
Trade Date/Pricing Effective Time:	August 12, 2024
Settlement Date (Original Issue Date):	August 16, 2024, which is the fourth business day following the Trade Date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Medium-Term Notes on any date prior to one business day before delivery will be required, because the Medium-Term Notes will not initially settle in T+1, to specify an alternative settlement date at the time of such trade to prevent a failed settlement and should consult their own advisors.
Maturity Date:	October 16, 2026
Principal Amount:	$500,000,000
Price to Public (Issue Price):	100.000%
Dealers’ Commission:	0.150% (15.0 basis points)
All-in-price:	99.850%
Net Proceeds to Issuer:	$499,250,0000
Interest Rate Basis (Benchmark):	Compounded SOFR (as defined in the Prospectus Supplement dated March 29, 2023)
Index Currency:	U.S. Dollars
Spread (Plus or Minus):	+69.0 basis points (0.690%)
Spread Multiplier:	N/A
Spread/Spread Multiplier Reset Option:	N/A

Optional Reset Dates (only applicable if option to reset spread or spread multiplier):	N/A
Basis for Interest Rate Reset (only applicable if option to reset spread or spread multiplier):	N/A
Specified Currency:	U.S. Dollars
Option to Elect Payment in U.S. Dollars (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Authorized Denominations (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Historical Exchange Rate (only applicable if Specified Currency is other than U.S. Dollars):	N/A
Maximum Interest Rate:	N/A
Minimum Interest Rate:	0.000%
Initial Interest Rate:	Compounded SOFR determined on October 14, 2024 plus the Spread, accruing from and including August 16, 2024 to but excluding the first Interest Payment Date, calculated as described in the Prospectus Supplement dated March 29, 2023
Interest Reset Periods and Dates:	Quarterly on the 16th of January, April, July and October of each year prior to the Maturity Date, calculated as described in the Prospectus Supplement dated March 29, 2023
Interest Determination Dates:	Quarterly, two (2) U.S. Government Securities Business Days (as defined in the Prospectus Supplement dated March 29, 2023) prior to each Interest Payment Date
Interest Payment Dates:	Interest will be paid quarterly on the 16th of January, April, July and October commencing October 16, 2024 and ending on the Maturity Date
Interest Period:	The period from and including an Interest Payment Date (or, in the case of the first Interest Period, the Settlement Date) to, but excluding, the next Interest Payment Date (or, in the case of the final Interest Period, the Maturity Date)
Observation Period:	The period from and including two U.S. Government Securities Business Days preceding an Interest Payment Date to but excluding two U.S. Government Securities Business Days preceding the next Interest Payment Date, provided that the first Observation Period shall be from and including two U.S. Government Securities Business Days preceding the Settlement Date to but excluding two U.S. Government Securities Business Days preceding the first Interest Payment Date
Stated Maturity Extension Option:	N/A
Extension Period(s) and Final Maturity Date (only applicable if option to extend stated maturity):	N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend stated maturity):	N/A
Original Issue Discount Note:	N/A
Total Amount of OID:	N/A
Terms of Amortizing Notes:	N/A
Redemption Date(s):	N/A
Redemption Price:	N/A
Repayment Date(s):	N/A
Repayment Price(s):	N/A
Day Count Convention:	Actual/360
Business Days:	New York and U.S. Government Securities Business Day
Denominations:	Minimum denominations of $1,000 with increments of $1,000 thereafter
Joint Lead Managers & Bookrunners:	BofA Securities, Inc. (23.33%)
Citigroup Global Markets Inc. (23.33%)
MUFG Securities Americas Inc. (23.33%)
Co-Managers:	BNP Paribas Securities Corp. (2.48%)
HSBC Securities (USA) Inc. (2.48%)
ING Financial Markets LLC (2.48%)
Lloyds Securities Inc. (2.48%)
TD Securities (USA) LLC (2.48%)
U.S. Bancorp Investments, Inc. (2.48%)
Commerz Markets LLC (1.89%)
Scotia Capital (USA) Inc. (1.75%)
Academy Securities, Inc. (1.60%)
Standard Chartered Bank (1.60%)
Wells Fargo Securities, LLC (1.60%)
SMBC Nikko Securities America, Inc. (1.46%)
ANZ Securities, Inc. (0.87%)
ICBC Standard Bank Plc (0.87%)
Santander US Capital Markets LLC (0.87%)
BBVA Securities Inc. (0.73%)
Mischler Financial Group, Inc. (0.73%)
Itau BBA USA Securities, Inc. (0.58%)
Westpac Capital Markets LLC (0.58%)
Billing and Delivery Agent:	MUFG Securities Americas Inc.
Exchange Rate Agent:	U.S. Bank Trust National Association
Calculation Agent:	U.S. Bank Trust National Association

CUSIP:	14913UAP5
No PRIIPs KID - No EU PRIIPs key information document (KID) or UK PRIIPs key information document (KID) has been prepared as not available to retail in EEA or UK.
CAPITALIZED TERMS USED HEREIN WHICH ARE DEFINED IN THE PROSPECTUS SUPPLEMENT SHALL HAVE THE MEANINGS ASCRIBED THERETO IN THE PROSPECTUS SUPPLEMENT. THE INTEREST RATES ON THE NOTES MAY BE CHANGED BY CATERPILLAR FINANCIAL SERVICES CORPORATION FROM TIME TO TIME, BUT ANY SUCH CHANGE WILL NOT AFFECT THE INTEREST RATE ON ANY NOTES OFFERED PRIOR TO THE EFFECTIVE DATE OF THE CHANGE.